QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.3.3

Amendment to 1983 Cash Bonus Deferral Program and
1984 Cash Bonus Deferral Program

        By authority of the resolution adopted by unanimous consent of the Board of Directors of Union Carbide Corporation as of August 30, 2004, the following amendment to the 1983 Cash Bonus Deferral Program and 1984 Cash Bonus Deferral Program is made.

        Effective August 30, 2004 Section 7 Beneficiaries is amended and restated in its entirety as follows:

  Section 7: Beneficiaries

  A Participant may at any time and from time to time prior to death designate one or more Beneficiaries to receive payments to be made following the Participant's death. If no such designation is on file with the Corporation at the time of the Participant's death, the Participant's Beneficiary shall be the beneficiary or beneficiaries named in the beneficiary designation most recently filed by the Participant with the Corporation under "The Dow Chemical Company Employees' Savings Plan" ("Dow Savings Plan"). If no designation from that plan has been made, then the Program will use the beneficiary designation from the "Savings Plan for Employees of Union Carbide Corporation and Participating Subsidiary Companies" (which plan was merged into the Dow Savings Plan on February 27, 2001). If no designation from that plan has been made, then the beneficiary shall be the estate of the deceased.

/s/ EDWARD W. RICH Edward W. Rich Chief Financial Officer and Treasurer
Reviewed by Plan Administrator
/s/ KATHY RASSETTE Kathy Rassette
Reviewed by Legal Department
/s/ KAREN BECKWITH K. L. Beckwith

Dated: September 10, 2004

26

QuickLinks

  EXHIBIT 10.3.3